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                         Consent of Independent Auditors



We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Experts" and "Financial Statements" in the Statement of Additional Information and to the use of our reports dated
March 14, 2003 with respect to the financial statements of EquiTrust Life Variable Account II and February 5, 2003 with respect to the financial statements and schedules of EquiTrust Life Insurance Company, in Post-Effective Amendment No. 7 to the Registration Statement (Form N-6 No. 333-31446) and related Prospectus of EquiTrust Life Variable Account II (Flexible Premium
Last Survivor Variable Life Insurance Policy) dated May 1, 2003.

                                                  /s/ Ernst & Young LLP


Des Moines, Iowa
April 24, 2003